Exhibit 99.1

Ingles Markets, Incorporated Completes Offering of $575 Million of Senior Notes

ASHEVILLE, N.C.--(BUSINESS WIRE)--May 12, 2009--Ingles Markets, Incorporated (NASDAQ: IMKTA) today announced that it has completed its previously announced offering of Senior Notes due 2017 in a transaction exempt from the registration requirements of the Securities Act of 1933. The offering was increased to an aggregate principal amount of $575 million from a previously announced offering size of $500 million.

The unsecured Senior Notes bear interest at 8 7/8% and were issued at a price of 96.548%.

Ingles intends to use a substantial portion of the net proceeds from the offering to purchase any and all of its outstanding 8 7/8% Senior Subordinated Notes due 2011 (the "8 7/8% Notes") which are tendered in the tender offer and consent solicitation. Today the company paid $340.4 million consideration for the approximately $335.8 million aggregate principal amount of Subordinated Notes that were validly tendered and accepted on or before May 11, 2009.

Ingles will use the remaining cash proceeds from the offering to repay certain other debt, fund capital expenditures and for general corporate purposes.

The Senior Notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer